KATAPULT HOLDINGS, Inc.
Non-Employee Director Compensation Policy

Effective as of February 8, 2022

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Katapult Holdings, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service following the date first set forth above (the “Effective Date”). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid on the last day of the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.    Annual Board Service Retainer:
a.    All Eligible Directors: $50,000

2.    Annual Board Chair Service Retainer:
a.Chair of the Board: $50,000

3.    Annual Committee Chair Service Retainer:
a.    Chair of the Audit Committee: $20,000
b.    Chair of the Compensation Committee: $15,000
c.    Chair of the Nominating and Corporate Governance Committee: $10,000

4.    Annual Committee Member Service Retainer (not applicable to Committee Chairs):
a.    Member of the Audit Committee: $10,000
b.    Member of the Compensation Committee: $7,500
c.    Member of the Nominating and Corporate Governance Committee: $5,000

Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Eligible Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2021 Equity Incentive Plan (the “Plan”).

1.    Initial RSU Grants: For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted restricted stock units (“RSUs”) with respect to shares of Common Stock with an

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aggregate Fair Market Value (as defined in the Plan) as of the grant date equal to $300,000 (the “Initial RSU Grant”). The Initial RSU Grant will vest over a three-year period, with one-third (1/3) of the Initial RSU Grant vesting on the first anniversary of the grant date, one-third (1/3) of the Initial RSU Grant vesting on the second anniversary of the grant date and the remaining one-third (1/3) of the Initial RSU Grant vesting on the third anniversary of the grant date, such that the Initial RSU Grant is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s continued service as a member of the Board through each such vesting date.

2.    Annual RSU Grants: On the date of each annual stockholder meeting of the Company (each, an “Annual Meeting”) held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following such Annual Meeting (excluding any Eligible Director who is first appointed or elected by the Board at Annual Meeting) will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted RSUs with an aggregate Fair Market Value as of the grant date equal to $150,000 (the “Annual RSU Grant”). The Annual RSU Grant will vest in full on the earlier of (i) the date of the following year’s Annual Meeting (or the date immediately prior to the next Annual Meeting if the Non-Employee Director’s service as a director ends at such Annual Meeting due to the director’s failure to be re-elected or the director not standing for re-election); or (ii) the one-year anniversary measured from the date of grant, subject to the Eligible Director’s continued service as a member of the Board through such vesting date.

3.    Accelerated Vesting. Notwithstanding the foregoing, each Initial RSU Grant and each Annual RSU Grant will vest in full upon a Change in Control (as defined in the Plan), subject to the Eligible Director’s continued service as a member of the Board through the date of such Change in Control.

Non-Employee Director Compensation Limit
Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Nonemployee Director (as defined in the Plan) shall in no event exceed the limits set forth in Section 5.4 of the Plan.
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